                                    EXHIBIT 6

                               [FORTIS LETTERHEAD]


December 6, 1995



Fortis Benefits Insurance Company
P.O. Box 64284
St. Paul, Minnesota 55164


Gentlemen:

This opinion is furnished in connection with the offering by Fortis Benefits Insurance Company of a Flexible Premium Survivorship Variable Life Insurance Policy ("Policy"), under the Securities Act of 1933. The prospectus included in our registration statement on form S-6 describes the policy. I have reviewed the Policy form and I am familiar with the registration statement, and the exhibits thereto, as proposed to be filed.

     1. The hypothetical illustrations of the Policy values, cash surrender values, and death benefits included in Appendix B to the prospectus are based on assumptions stated in the illustrations and are consistent with the provisions of the Policy.

     2. The Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear disproportionately more favorable to a prospective purchaser of a Policy for a male age 55 and a female age 53, than to a prospective purchaser of Policies for males of other ages or underwriting classes, or for females. Nor have the particular examples set forth in the illustrations been selected for the purpose of making this relationship appear more favorable.

I hereby consent to the use of this opinion as an exhibit to the registration statement and to the use of my name under the heading of "Experts" in the prospectus.

Sincerely,


/s/  Renee C. West


Renee C. West, FSA, AAA
Actuarial Officer
Fortis Benefits Insurance Company

/cln


                                     [FORTIS LOGO]